Exhibit 99.1

5321 Corporate Boulevard

Baton Rouge, LA 70808

Lamar Advertising Company Prices

Private Offering of Senior Notes

Baton Rouge, LA — January 7, 2014 — Lamar Advertising Company (Nasdaq: LAMR) announced today that its wholly owned subsidiary, Lamar Media Corp., has agreed to sell $510 million in aggregate principal amount of 5 3/8% Senior Notes due 2024 (the “Notes”) through an institutional private placement. The proceeds, after the payment of fees and expenses, to Lamar Media of this offering are expected to be approximately $502.3 million. Subject to customary closing conditions, the closing of this offering is expected on or about January 10, 2014.

Lamar Media intends to use the proceeds of this offering, after the payment of fees and expenses, to repay all of the indebtedness outstanding under its senior credit facility and for general corporate purposes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the Notes.

The Notes subject to the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-U.S. persons in offshore transactions in reliance on Regulation S. Unless so registered, the Notes may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Forward-Looking Statements

This press release contains forward-looking statements regarding Lamar Media’s ability to complete the private placement and its application of net proceeds. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those results indicated in the forward-looking statements are uncertainties relating to market conditions for corporate debt securities generally and for the securities of advertising companies and for Lamar Media in particular.

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This news release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, securities.

Contact:

Lamar Media Corp.

Keith Istre

Chief Financial Officer

(225) 926-1000

KI@lamar.com